Exhibit 99.1

News Release	272 E. Deerpath Road, Suite 350
Lake Forest, IL 60045
Ph: 847/739-3200; Fax: 847/482-9215

Media Contact:	Barb Melendez, 847/739-3200

RoundTable Healthcare Partners Closes on Acquisition of

Symmetry Surgical Inc.

Acquisition Provides a New Platform Investment in Surgical Instrumentation
and Specialty Devices

LAKE FOREST, IL, JULY 5, 2016 — RoundTable Healthcare Partners (“RoundTable”), an operating-oriented private equity firm focused exclusively on the healthcare industry, announced today that it has closed on its acquisition of Symmetry Surgical Inc. (“Symmetry” or the “Company”). Symmetry, based in Nashville, TN, is a leading marketer of reusable, reposable, and single-use surgical instrumentation and specialty devices. The definitive acquisition agreement was initially announced on May 2, 2016.

Thomas P. Kapfer, a Senior Operating Partner and member of RoundTable’s management committee, will serve as Chairman of the Board of Symmetry. Thomas J. Sullivan will continue as the Company’s President and Chief Executive Officer and will also serve as a member of its Board of Directors.

“We are excited to have completed our acquisition of Symmetry,” stated Mr. Kapfer. “The Company represents a strong platform in the surgical instrumentation and specialty device market. We look forward to working with Tom and his team to enhance Symmetry’s product portfolio and serve its customer base.”

Mr. Sullivan added, “RoundTable represents the ideal partner for Symmetry. The firm’s vast healthcare experience, deep relationships, and operating and transaction expertise will be instrumental as we continue to strategically build our business.”

“Symmetry is the second equity investment from our $650 million Fund IV,” said R. Craig Collister, a Senior Transaction Partner and member of RoundTable’s management committee. “This investment represents our first take-private transaction and further highlights our strategy of targeting healthcare companies that fall within the expertise and experience of the firm’s operating and transaction principals.”

As part of the transaction, and to finance further growth opportunities for the Company, RoundTable facilitated the successful completion of new senior credit facilities and a private placement of senior subordinated notes. The senior credit facilities were led by CapitalOne Healthcare Financial Solutions and included The PrivateBank and Pacific Western Bank (fka CapitalSource). The senior subordinated notes were provided by RoundTable Capital Partners II (“Capital Fund II”). Capital Fund II is RoundTable’s captive subordinated debt fund that makes fixed rate subordinated debt investments alongside the equity investments of RoundTable’s equity funds. Gibson Dunn & Crutcher LLP acted as exclusive legal advisor to RoundTable in this transaction. Ropes & Gray, LLP acted as Symmetry’s exclusive legal advisor and Stifel Nicolaus served as Symmetry’s financial advisor.

About Symmetry Surgical Inc.

Symmetry is dedicated to developing and delivering high-quality, innovative surgical instruments that meet clinicians' needs and improve patients' lives. The Company collaborates with healthcare providers around the world to provide medical devices that exceed customers' expectations and provide solutions for today's needs and tomorrow's growth. Symmetry’s rich and diverse history creates one of the industry's most comprehensive surgical instrument portfolios, which includes well-known brands such as BOOKWALTER®, GREENBERG®, OLSEN®, SYMMETRY®, SYMMETRY SHARP KERRISON®, FLASH PAK®, CLASSIC®, CLASSIC PLUS®, SECTO®, QUAD-LOCK®, RAPIDCLEAN®, MAGNAFREE®, MIDAS TOUCH®, MICROSECT®, ULTRA INSTRUMENTS®, MULTIPAK®, ACCESS SURGICAL®, RILEY MEDICAL®, TRANSPAK®, OPTI-LENGTH®, THE ULTRA SYSTEM®, BOOKWALTER ROTILT®, SYMMETRY ACCESS™, and VESOCCLUDE®. For more information, please visit www.symmetrysurgical.com.

About RoundTable Healthcare Partners

RoundTable Healthcare Partners, based in Lake Forest, IL, is an operating-oriented private equity firm focused exclusively on the healthcare industry. RoundTable partners with companies that can benefit from its extensive industry relationships and proven operating and transaction expertise. RoundTable has established a successful track record of working with owner/founders, family companies, management teams, entrepreneurs and corporate partners who share a vision and believe in the value creation potential of its partnership model. RoundTable has raised $2.75 billion in committed capital, including four equity funds totaling $2.15 billion and three subordinated debt funds totaling $600 million. More information about RoundTable Healthcare Partners can be found at www.roundtablehp.com.

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